Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and in “Portfolio Holdings Information” and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information and to the incorporation by reference of our report dated March 1, 2021, in the Registration Statement of Series Portfolios Trust for one of the funds constituting Series Portfolios Trust (MProved Systematic Merger Arbitrage Fund) for the year ended December 31, 2020, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 113 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-206240).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 29, 2021